Exhibit 3.3

AMENDMENT No. 1 TO THE LOCK-UP AND RESALE RESTRICTION AGREEMENT

This Amendment No. 1 to the Lock-Up and Resale Restriction Agreement (this “Amendment”), dated effective February 28, 2019, is by and between Smart Decision, Inc., a Wyoming corporation (the “Company”), on the one hand, and GPL Ventures, LLC (the “Holder”), on the other hand. The Company and the Holder will be referred to individually as a “Party” and collectively as the “Parties.” Any capitalized terms not defined in this Amendment will have the meaning set forth in the Lock-Up and Resale Restriction Agreement dated February 28, 2019 between the Company and the Holder (the “Agreement”), attached hereto as Exhibit A.

RECITALS

WHEREAS, the Company and Holder have entered into the Agreement which, in part, states the following: “…the Holder agrees that as of the date hereof and during the pendency of this letter agreement, the Holder will not transfer, sell, contract to sell, devise, gift, assign, pledge, hypothecate, distribute or grant any option to purchase or otherwise dispose of, directly or indirectly the Registered Shares subject to a “trickle” into market, except at a rate not to exceed 50,000 shares per month on a non-cumulative basis for a period of one (1) year after which time this Agreement becomes null and void;” and

WHEREAS, the Parties wish to amend the Agreement to modify the “trickle” into the market to allow the Holder to sell up to 500,000 shares of the Company’s Class A Common Stock per month, on a cumulative basis, for the months of July, August, September, and October 2019, respectively, and, upon November 1, 2019, the “trickle” into the market shall revert back to 50,000 shares of the Company’s Class A Common Stock on a non-cumulative basis.

THEREFORE, in consideration of the foregoing recitals, mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as set forth below.

AGREEMENT

1.                   Amendment to “Trickle” into Market. The Agreement is amended to read as follows:

“…the Holder agrees that as of the date hereof and until July 1, 2019, the Holder will not transfer, sell, contract to sell, devise, gift, assign, pledge, hypothecate, distribute or grant any option to purchase or otherwise dispose of, directly or indirectly shares of the Company’s Class A Common Stock subject to a “trickle” into market, except at a rate not to exceed 50,000 shares of the Company’s Class A Common Stock per month on a non-cumulative basis. On July 1, 2019 through October 30, 2019, the “trickle” into the market shall be at a rate not to exceed 500,000 shares of the Company’s Class A Common Stock per month on a cumulative basis. From November 1, 2019 through February 28, 2020, the “trickle” into the market shall be at a rate not to exceed 50,000 shares of the Company’s Class A Common Stock per month on a non-cumulative basis, after which time this Agreement becomes null and void.”

2.                   No Other Changes. Except as amended hereby, the Agreement will continue to be, and will remain, in full force and effect. Except as provided herein, this Amendment will not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Agreement or (ii) to prejudice any right or rights which the Parties may now have or may have in the future under or in connection with the Agreement or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

3.                   Authority; Binding on Successors. The Parties represent that they each have the authority to enter into this Amendment. This Amendment will be binding on, and will inure to the benefit of, the Parties to it and their respective heirs, legal representatives, successors, and assigns.

4.                   Governing Law and Venue. This Amendment and the rights and duties of the Parties hereto will be construed and determined in accordance with the terms of the Agreement.

5.                   Incorporation by Reference. The terms of the Agreement, except as amended by this Amendment are incorporated herein by reference and will form a part of this Amendment as if set forth herein in their entirety.

6.                   Counterparts; Facsimile Execution. This Amendment may be executed in any number of counterparts and all such counterparts taken together will be deemed to constitute one instrument. Delivery of an executed counterpart of this Amendment by facsimile or email will be equally as effective as delivery of a manually executed counterpart of this Amendment.

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IN WITNESS WHEREOF, each of the undersigned has executed this Amendment the respective day and year set forth below:

COMPANY:	Smart Decision, Inc.

Date: August 7, 2019	By	/s/ Adam Green
Adam Green, CEO

HOLDER:	GPL Ventures, LLC

Date: August 7, 2019	By	/s/ Cosmin Panait
Cosmin Panait, Managing Partner

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EXHIBIT A

Lock-Up and Resale Restriction Agreement dated February 28, 2019

[See Attached]

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